EXHIBIT 99.1

CONTACTS:
U.K. MEDIA: Andrew Silverman
07974 98 2453 asilverman@cerner.com

U.S. MEDIA: Justin Scott
(816) 201-6438 jscott@cerner.com

INVESTORS: Allan Kells
(816) 201-2445 akells@cerner.com

STATEMENT BY CERNER CORP. CHAIRMAN AND CHIEF EXECUTIVE OFFICER NEAL
PATTERSON REGARDING THE NHS NATIONAL PROGRAMME FOR IT

KANSAS CITY, Mo. and LONDON—Dec. 23, 2003—“Earlier this morning, the U.K. government awarded contracts for two of the three remaining Local Service Provider (LSP) regions: Eastern and North West and West Midlands. Cerner was not selected for either region and we obviously are disappointed with that outcome.

“In conjunction with the announcement, the government also gave some general direction relative to the completion of the LSP process, indicating that it ‘aims’ to make an award in the Southern region in January. Cerner is a finalist in that region along with our partner SchlumbergerSema. And as I have said in the past, both the NHS National Programme for IT and Cerner have a common charge: to elevate care quality and efficiency through information technology.

“As we close out this year of 2003, we continue to grow and strengthen Cerner in major markets, increasing our leadership in the very important healthcare information market. This procurement process requires us to maintain a broad perspective as to our overall shareholder obligations, making sound business decisions to ensure our long-term profitability and success.”

Cerner Corp. is taking the paper chart out of healthcare, eliminating error, variance and waste in the care process. With more than 1,500 clients worldwide, Cerner is the leading supplier of healthcare information technology. The following are trademarks of Cerner: Cerner, Cerner’s logo. Nasdaq: CERN, www.cerner.com.

This statement may contain forward-looking statements that involve a number of risks and uncertainties. It is important to note that the Company’s performance, financial condition or business could differ materially from those expressed in such forward-looking statements. The words “aims,” “grow,” “strengthen,” “increasing,” “ensure,” and similar expressions are intended to identify such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: quarterly operating results may vary, stock price may be volatile, market risk of investments, changes in the health care industry, significant competition, the Company’s proprietary technology may be subjected to infringement claims or may be infringed upon, regulation of the Company’s software by the U.S. Food and Drug Administration or other government regulation, the possibility of product-related liabilities, possible system errors or failures or defects in the performance of the Company’s software, and risks associated with the Company’s global operations. Additional discussion of these and other factors affecting the Company’s business is contained in the Company’s periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial condition or business over time.

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